Exhibit 99

Contacts:

The Washtenaw Group, Inc. - Howard Nathan – P:800 765-5562

Marcotte Financial Relations - Mike Marcotte – P:248 656-3873

The Washtenaw Group Reports Lower

2004 Results From Mortgage Slowdown

For Immediate Release

ANN, ARBOR, Mich., March 4, 2005 — The Washtenaw Group, Inc. (Amex:TWH), the holding company for Washtenaw Mortgage Company, posted net losses for the fourth quarter and year ended December 31, 2004, from significantly lower mortgage volume, Charles C. Huffman, Chairman and CEO, reported today.

Washtenaw Mortgage Company, one of the nation’s leading wholesale mortgage companies, originates, acquires, sells and services mortgage loans. The Company is headquartered in Ann Arbor, Michigan, and conducts business through approximately 1,900 correspondent lenders in approximately 40 states.

The Washtenaw Group, Inc. resulted from the previously announced spin-off of Washtenaw Mortgage Company into a separate, publicly held corporation, from Pelican Financial, Inc. (Amex:PFI). The spin-off was effective at the close of business December 31, 2003. PFI shareholders received one share of TWH for each share held of PFI.

Fourth-quarter results

Fourth-quarter results were off from last year, reflecting appreciably lower mortgage-origination volume, coupled with lower servicing income and gains from the sales of loans and mortgage-servicing rights. The net loss for the fourth quarter was $1,162,172, or $0.26 per diluted share, compared with the year-earlier net loss of $367,518, or $0.08 per diluted share. Mortgage volume was $195,594,907, compared with mortgage volume of $485,087,135 for the final quarter of 2003  — a 60% volume swing.

Full-year results

Full-year results were also impacted by the falloff in mortgage volume, which totaled $1.2 billion for all of 2004, compared with record production volume of $3.7 billion for 2003. The net loss for the year was $6,406,723, or $1.43 per diluted share. This compares with year earlier net income of $9,531,442, or $2.14 per diluted share. The 2004 results include a credit of $2,167,904, equivalent to $0.48 per diluted share, for an interest-rate-related valuation adjustment to the mortgage-servicing rights portfolio. The 2003 results include a charge of $1,734,698, equivalent to $0.39 per diluted share, for the accounting adjustment.

more

The value of these rights rose in 2004 and declined in 2003 due to increases and decreases, respectively, in mortgage-interest rates.

Mr. Huffman said, “Our results were disappointing, especially since we worked hard to expand our brokerage network, consolidate operations and cut costs. Higher long-term interest rates deter refinance activity, our core business. However, with continued flattening of the yield curve, refinance business could rapidly improve.”

Mr. Huffman noted that the Company had closed its West Coast Regional office and expanded hours at its Michigan headquarters operation to service the West and Southwestern markets.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

(financial statements follow)

THE WASHTENAW GROUP, INC.

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
ASSETS
Cash and cash equivalents	$100,000	$100,000
Accounts receivable, net	7,107,462	5,340,932
Loans held for sale	68,518,733	97,687,823
Securities available for sale	22,234,244	—
Mortgage servicing rights, net	17,240,953	24,614,381
Other real estate owned	1,589,591	925,839
Premises and equipment, net	1,678,252	1,480,988
Other assets	835,787	1,030,653

	$119,305,022	$131,180,616

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Due to bank	6,507,279	11,074,372
Notes payable	59,952,788	33,211,685
Repurchase agreements	22,390,336	43,926,901
GNMA repurchase liability	6,465,538	8,599,700
Other liabilities	8,000,486	12,162,996
Total liabilities	103,316,427	108,975,654

Shareholders’ equity
Preferred stock, $.01 par value 1,000,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value 9,000,000 shares authorized 4,488,351 outstanding at December 31, 2004 and 2003	44,884	44,884
Additional paid in capital	2,006,816	1,955,932
Retained earnings	13,797,423	20,204,146
Accumulated other comprehensive income	139,472	—
Total Shareholders’ equity	15,988,595	22,204,962

	$119,305,022	$131,180,616

THE WASHTENAW GROUP, INC.

Consolidated Statements of Income

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002

Interest income	$3,912,206	$12,983,856	$11,400,554
Interest expense	2,980,323	6,429,429	5,593,984
Net interest income	931,883	6,554,427	5,806,570

Noninterest income
Servicing income	8,545,895	7,534,998	6,117,236
Gain on sales of mortgage servicing rights and loans, net	7,270,136	42,772,289	25,012,380
Other income	982,559	1,019,929	663,618
Total noninterest income	16,798,590	51,327,216	31,793,234

Noninterest expense
Compensation and employee benefits	10,437,371	21,431,079	14,353,581
Occupancy and equipment	1,833,958	1,681,847	1,219,234
Telephone	303,153	561,375	507,952
Postage	481,243	736,716	624,498
Amortization of mortgage servicing rights	7,290,696	6,319,081	4,531,997
Mortgage servicing rights valuation adjustment	(2,167,904)	1,734,698	8,616,240
Loss and provision for loss on loan repurchases and other real estate	5,492,082	7,139,693	1,859,034
Other noninterest expense	3,724,262	3,857,251	3,149,448
Total noninterest expense	27,394,861	43,461,740	34,861,984

Income (loss) before income taxes and cumulative effect of change in accounting principle	(9,664,388)	14,419,903	2,737,820

Income tax expense (benefit)	(3,257,665)	4,888,461	947,966

Income (loss) before cumulative effect of change in accounting principle	(6,406,723)	9,531,442	1,789,854

Cumulative effect of change in accounting principle, net of tax	—	—	413,449

Net income/(loss)	$(6,406,723)	$9,531,442	$2,203,303
Earnings/(loss) per share before cumulative effect of change in accounting principle	$(1.43)	$2.14	$0.40

Per share cumulative effect of change in accounting principle	—	—	0.09

Earnings/(loss) per share	$(1.43)	$2.14	$0.49